EX 99.1

NEWS RELEASE

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ICR

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Garrett Edson: (484) 320-5800

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Phil Denning: (203) 682-8200

FOR IMMEDIATE RELEASE

DFC GLOBAL CORP.
ANNOUNCES FISCAL 2014 THIRD QUARTER RESULTS

FILES FORM 10-Q

Berwyn, Pennsylvania – May 12, 2014 – DFC Global Corp. (NASDAQ: DLLR), a leading international diversified financial services company serving primarily unbanked and under-banked consumers for over 30 years, today announced its results for the fiscal 2014 third quarter ended March 31, 2014.

Fiscal Year 2014 Third Quarter Highlights

•	Total consolidated revenue was $248.3 million for the quarter, a decrease of 12.5%, or $35.3 million, compared to the prior-year period. On a constant currency basis, total consolidated revenue decreased 12.7% compared to the prior-year period.

•	Total unsecured consumer lending revenue was $159.2 million for the quarter, representing a decrease of $23.8 million, or 13.1%, on a constant currency basis compared to the prior-year period, due primarily to the impact of the continued regulatory transition in the United Kingdom. Revenue from internet-based loans was $56.0 million, representing a decrease of $22.2 million, or 29.4%, on a constant currency basis compared to the prior-year period.

•	Total revenue from pawn lending for the quarter was $24.0 million, an increase of $1.6 million, or 7.3%, on a constant currency basis compared to the prior-year period, due mainly to growth generated from recent de novo builds and acquisitions and partially offset by a year-over-year decline in gold prices.

•	Consolidated adjusted EBITDA was $35.7 million for the quarter compared to $55.1 million for the prior-year period. On a constant currency basis, consolidated adjusted EBITDA decreased by $16.2 million compared to the prior-year period.

•	Diluted pro forma operating earnings per share was flat for the quarter compared to $0.24 for the prior-year period.

•	Goodwill and intangible assets impairments of $127.3 million were recognized in the quarter. These impairments were primarily incurred as a result of further decline in the price of our common stock since the prior fiscal quarter, decreased earnings resulting in part from the continuing effects of the evolving regulatory changes in the U.K., and decreases in our forecast earnings.

•	Diluted loss per share on a GAAP basis was $4.08 for the quarter compared to a loss of $0.86 for the prior-year period.

A table reconciling pro forma income before income taxes and diluted pro forma operating earnings per share to GAAP basis income before income taxes and GAAP basis diluted earnings per share is presented at the back of this news release.

Fiscal 2014 Third Quarter Financial Results
For the fiscal 2014 third quarter, the Company recorded revenue of $248.3 million, a decrease of 12.7% on a constant currency basis compared to the prior-year period. Total unsecured consumer lending revenue was $159.2 million, down 13.1% on a constant currency basis over the prior-year period, and includes revenue from internet-based loans of $56.0 million, which decreased 29.4% on a constant currency basis compared to the prior-year period. Secured pawn lending, which was unfavorably impacted by lower gold prices, contributed $24.0 million of total revenue, an increase of 7.3% on a constant currency basis compared to the prior-year period.

The consolidated loan loss provision for unsecured loans, expressed as a percentage of gross consumer lending revenue, was 26.3% for the fiscal 2014 third quarter. The Company’s consolidated loan loss provision benefited in the fiscal third quarter from the application of $6.3 million of unused customer credits from an Ontario class action settlement against fully reserved consumer loan defaults; excluding this settlement, the consolidated loan loss provision would have been 30.3%. The loan loss provision for the quarter was significantly impacted by higher loan defaults in the United Kingdom principally resulting from the continued regulatory transition. The consolidated loan loss provision for the fiscal 2014 third quarter represented 6.6% of total unsecured loan originations or principal lent.

Including a net $152.7 million in non-operating and unusual charges for the fiscal 2014 third quarter, which includes a $127.3 million goodwill and intangible asset impairment in the quarter, and excluding $50.9 million in non-operating and unusual charges for the prior-year period, loss before income taxes on a GAAP basis was $152.9 million for the fiscal 2014 third quarter compared to a loss before income taxes of $35.7 million for the prior-year period. After taxes, the net loss for the Company was $159.1 million for the quarter compared to a net loss of $36.4 million for the prior-year period. The diluted loss per share on a GAAP basis was $4.08 for the fiscal 2014 third quarter compared to a loss of $0.86 per share for the prior-year period.

With respect to the Company’s operating earnings, excluding net non-operating and unusual charges for both periods, the pro forma loss before income taxes was $0.2 million for the fiscal 2014 third quarter, compared to pro forma income before income taxes of $15.2 million for the prior-year period. Considering a pro forma effective income tax rate from operations of 38.0%, diluted pro forma operating earnings per share was flat for the fiscal 2014 third quarter compared to $0.24 per share for the prior-year period.

Fiscal Year 2014 Outlook

The Company is reaffirming its revised earnings guidance range for fiscal year 2014, previously announced on April 2, 2014, for adjusted EBITDA between $151.0 and $156.0 million and diluted pro forma operating earnings per share, which excludes any non-operating and unusual charges, between $0.04 and $0.12 per share.

Company Liquidity

As of March 31, 2014, the Company had drawn $46.0 million against its $180.0 million global revolving credit facility. Furthermore, as of March 31, 2014, the Company had drawn £1.8 million of its £2.5 million credit facilities in the United Kingdom, and had drawn SEK 10.0 million and EUR 5.4 million of its total SEK 115.0 million and EUR 10.8 million credit facilities, respectively, in Scandinavia.

Acquisition by Lone Star Funds
On April 2, the Company announced it entered into a definitive agreement to be acquired by an affiliate of Lone Star Funds (“Lone Star”) in a transaction, including the assumption of net debt, valued at approximately $1.3 billion. Upon completion of the transaction, the Company will become a privately held company. The transaction is subject to customary closing conditions, including receipt of stockholder approval and certain approvals from both U.S. and foreign regulators. The acquisition requires the affirmative vote of the holders of a majority of the outstanding shares of the Company’s stock, which will be sought at a special meeting of stockholders on June 6, 2014. Assuming the stockholders vote to adopt the agreement and all other conditions are satisfied or, to the extent permitted, waived, the Company expects to complete the transaction as soon as practicable after the special meeting.

In light of the proposed acquisition, the Company will not be holding an earnings conference call.

About DFC Global Corp.

DFC Global Corp. is a leading international non-bank provider of alternative financial services, principally unsecured short-term consumer loans, secured pawn loans, check cashing, gold buying, money transfers and reloadable prepaid debit cards, serving primarily unbanked and under-banked consumers through its approximately 1,500 current retail storefront locations and its multiple Internet platforms in ten countries across Europe and North America: the United Kingdom, Canada, the United States, Sweden, Finland, Poland, Spain, Romania, the Czech Republic and the Republic of Ireland.  For more information, please visit the Company’s website at www.dfcglobalcorp.com.

The Company believes that its customers, many of whom receive income on an irregular basis or from multiple employers, choose to conduct their personal financial business with the Company rather than with banks or other financial institutions due to the range and convenience of services that it offers, the multiple ways in which they may conduct business with the Company and its high-quality customer service.  The Company’s products and services, principally its unsecured short-term consumer loans, secured pawn loans and check cashing and gold buying services, provide customers with convenient access to cash for living expenses and other needs.  In addition to these core offerings, the Company strives to offer its customers additional high-value ancillary services, including Western Union® money orders and money transfers, reloadable VISA® and MasterCard® prepaid debit cards and foreign currency exchange.

Forward-Looking Statements
This news release contains forward-looking statements, including, among other things, statements regarding the following: the Company’s future results, growth, guidance and operating strategy; the global economy; the effects of currency exchange rates and fluctuations in the price of gold on reported operating results; the regulatory environment in Canada, the United Kingdom, the United States, Scandinavia and other countries; recent acquisitions and their expected benefits; the impact of future development strategy, new stores and acquisitions; litigation matters; financing initiatives; and the performance of new products and services. These forward-looking statements involve risks and uncertainties, including risks related to: approval by the Company’s stockholders (or the failure to obtain such approval) of the acquisition of the Company by Lone Star Funds, the ability to obtain regulatory approvals for the transaction, the Company’s ability to maintain relationships with customers and employees following the announcement of the transaction, the ability of third parties to fulfill their commitments relating to the transaction, including providing financing, the ability of the parties to satisfy the closing conditions, and the risk that the transaction may not be completed in the anticipated time frame or at all; the regulatory environments of the jurisdictions in which we do business, including reviews of our operations principally by the CFPB in the United States and the Office of Fair Trading and Financial Conduct Authority in the United Kingdom, and other changes in laws affecting how we do business and the regulatory bodies which govern us; current and potential future litigation; the identification of acquisition targets; the integration and performance of acquired stores and businesses; the performance of new stores and internet businesses; the impact of debt and equity financing transactions; the results of certain ongoing income tax appeals; the effects of new products and services, or changes to our existing products and services, on the Company’s business, results of operations, financial condition, prospects and guidance; and uncertainties related to the effects of changes in the value of the U.S. Dollar compared to foreign currencies. There can be no assurance that the Company will attain its expected results, successfully integrate and achieve anticipated synergies from any of its acquisitions, obtain acceptable financing, or attain its published guidance metrics, or that ongoing and potential future litigation or the various U.S. Federal or state, U.K., or other foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended June 30, 2013, as amended in its Form 10-Q for the quarters ended September 30, 2013, December 31, 2013 and March 31, 2014. You should not place any undue reliance on any forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Presentation of Information in this Press Release

In an effort to provide investors with additional information regarding the Company’s results, the Company has disclosed in this press release the following information which management believes provides useful information to investors:

•	Selected local currency results (the reported results for each country in their respective native currencies).

•	Constant currency results (the Company calculates constant currency operating results by comparing current period operating results with prior period operating results, with both periods converted at the currency exchange rates for the prior period).

•	Pro forma operating results excluding non-operating, unusual and non-cash charges and credits and adjusted for pro forma effective income tax rates.

DFC GLOBAL CORP.
UNAUDITED CONSOLATED BALANCE SHEETS
(In millions)

	June 30,	March 31,
	2013	2014
Assets:
Cash and cash equivalents	$196.2	$236.9
Consumer loans, net:
Consumer loans	229.9	220.2
Less: Allowance for loan losses	(39.7)	(45.4)

Consumer loans, net	190.2	174.8
Pawn loans, net	154.4	153.4
Loans in default, net	31.2	25.5
Prepaid expenses and other current assets	86.8	86.4
Fair value of derivatives	31.2	-
Deferred tax assets, net	4.9	1.5
Property and equipment, net	122.8	127.6
Goodwill and other intangibles, net	866.4	766.6
Debt issuance costs, net and other assets	37.6	38.9

Total Assets	$1,721.7	$1,611.6

Liabilities:
Accounts and income taxes payable	$70.4	$64.1
Accrued expenses and other liabilities	128.8	131.3
Fair value of derivatives	-	12.5
Deferred tax liability	49.8	47.5
Revolving credit facilities and other short-term debt	67.0	91.1
Total long-term debt	975.0	953.3

Total Liabilities	1,291.0	1,299.8

Stockholders’ Equity:
Additional paid-in capital	447.3	433.4
Retained earnings (accumulated deficit)	(1.5)	(159.0)
Accumulated other comprehensive (loss) income	(15.1)	37.4

Total Stockholders’ Equity	430.7	311.8

Total Liabilities and Stockholders’ Equity	$1,721.7	$1,611.6

DFC GLOBAL CORP.
UNAUDITED CONSOLATED STATEMENTS OF OPERATIONS
(In millions except per share amounts)

	Three Months Ended				Nine Months Ended
	March 31,				March 31,
	2013			2014	2013	2014

Revenues:
Fees from consumer lending	$		181.7	$159.2	$549.8	$	498.8
Check cashing fees			31.9	28.9	97.4		89.6
Pawn service fees and sales			21.4	24.0	62.8		70.8
Purchased gold sales			17.8	8.6	51.0		31.3
Money transfer fees			8.4	8.2	27.9		26.1
Other			22.4	19.4	64.3		55.6

Total revenues			283.6	248.3	853.2		772.2

Operating expenses:
Salaries and benefits			61.3	63.6	181.0		187.4
Provision for losses on secured loans			49.7	41.9	128.2		135.1
Provision for losses on unredeemed pawn loans			-	2.3	-		13.3
Occupancy costs			17.6	19.0	51.4		55.8
Advertising			18.5	15.1	50.4		45.3
Depreciation			6.5	6.7	19.9		19.6
Bank charges and armored carrier services			5.9	5.7	17.5		16.2
Maintenance and repairs			4.6	5.4	13.3		15.7
COGS — purchased gold			15.3	7.8	40.4		28.3
Other			31.3	28.5	84.4		80.2

Total operating expenses			210.7	196.0	586.5		596.9

Operating margin			72.9	52.3	266.7		175.3

Corporate and other expenses:
Corporate expenses			27.9	25.9	91.4		77.1
Interest expense, net			28.4	27.1	91.3		85.0
Other depreciation and amortization			6.1	4.4	18.8		12.7
Unrealized foreign exchange (gain) loss			2.1	18.6	0.4		8.3
Goodwill and intangible assets impairment charge			31.1	127.3	36.6		127.3
Provision for litigation settlements			-	0.1	2.7		0.1
Loss on store closings and other costs			13.0	1.8	13.0		3.0

Income before income taxes (incl. non-controlling interest)			(35.7)	(152.9)	12.5		(138.2)
Income tax provision			0.7	6.2	20.6		19.3

Net income loss		$	(36.4)	$(159.1)	$(8.1)	$	(157.5)

Net income (loss) per share
Basic	$		(0.86)	$(4.08)	$(0.19)	$	(4.00)
Diluted	$		(0.86)	$(4.08)	$(0.19)	$	(4.00)

Weighted average shares outstanding
Basic			42.1	39.0	42.8		39.4
Diluted			42.1	39.0	42.8		39.4

Revenue Breakdown by Channel and Product

	Revenue By Channel ($M)
	Three Months Ended March 31, 2014
				Year-over-Year
				Constant Currency Growth
	Retail/			Retail/
Region	Other	Internet	Total	Other	Internet	Total
United Kingdom (1)	$69.7	$45.6	$115.3	-18.2%	-31.9%	-24.3%
Canada	71.5	3.4	74.9	-0.4%	42.6%	0.9%
United States	33.4	N/A	33.4	-2.3%	N/A	-2.3%
Continental Europe (2)	17.7	7.0	24.7	11.0%	-32.3%	-6.0%
Total Revenue	$192.3	$56.0	$248.3	-6.7%	-29.4%	-12.7%

	1) Decreased loan volume due to the regulatory transition in the United Kingdom.
	2) Represents impact of transition to new longer-term lending
	products in Finland following regulatory changes in that market.

	Revenue By Product ($M)
	Three Months Ended March 31, 2014
					Year-over-Year Constant Currency Growth
	Unsecured	Pawn	Other		Unsecured	Pawn
Region	Lending	Lending	Products	Total	Lending (1)	Lending	Other (2)	Total
United Kingdom	$84.2	$13.3	$17.8	$115.3	-23.5%	8.4%	-40.5%	-24.3%
Canada	46.2	0.2	28.5	74.9	5.1%	N/M	-5.3%	0.9%
United States	16.4	N/M	17.0	33.4	-1.4%	N/M	-3.3%	-2.3%
Continental Europe	12.4	10.5	1.8	24.7	-12.7%	5.1%	-13.8%	-6.0%
Total Revenue	$159.2	$24.0	$65.1	$248.3	-13.1%	7.3%	-17.3%	-12.7%

	1) Reflects the impact of the transition to new regulatory platforms in the U.K. and Finland.
	2) Primary driver of lower “other” revenue is decreased purchased gold sales.

Pro forma Net Income Reconciliation

Pro forma net income and diluted pro forma operating earnings per share are not items prepared in accordance with GAAP. The Company defines pro forma net income as net income adjusted to exclude non-operating, unusual and non-cash charges and credits as described below, applying pro forma income tax rates that are based on a geographic mix of Company earnings we believe is based on a normalized operating year. The Company defines diluted pro forma operating earnings per share as pro forma net income divided by weighted-average diluted shares outstanding. The Company presents pro forma net income and diluted pro forma operating earnings per share as indications of its financial performance excluding non-operating, unusual and other net non-cash charges and to show comparative results of its operations. Not all companies calculate pro forma net income or diluted pro forma operating earnings per share in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on the Company’s Unaudited Consolidated Statements of Operations to pro forma net income (dollars in millions) and diluted pro forma operating earnings per share:

DFC GLOBAL CORP.
PRO FORMA NET INCOME (excluding one-time items & effects of ASC 470-20)
(In millions except per share amounts)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2013	2014	2013	2014
Income (loss) before income taxes	$(35.7)	$(152.9)	$12.5	$(138.2)
Pro forma adjustments:
Non-cash interest on convertible debt (ASC 470-20)	4.0	4.4	13.2	13.0
Unrealized foreign exchange (gain) loss	2.1	18.6	0.4	8.3
Net provision on revaluation of pawned gold inventory	-	(2.1)	-	(3.3)
Goodwill and other intangible assets impairment charge	31.1	127.3	36.6	127.3
Cross-currency swap amortization	-	0.5	2.2	0.6
Gain on sale of subsidiary	-	-	-	(1.6)
Provision for litigation settlements	-	0.1	2.7	0.1
Refinancing costs	-	0.1	-	2.3
Acquisition costs expensed	0.9	0.3	1.8	0.7
Restructuring and other related charges	7.0	-	7.0	-
Other items, net	5.8	3.5	5.2	4.0

Pro forma income (loss) before income taxes	15.2	(0.2)	81.6	13.2
Pro forma income taxes (32% for 2013; 38% for 2014)	4.9	(0.1)	26.1	5.0

Pro forma net income (loss)	$10.3	$(0.1)	$55.5	$8.2

Weighted average diluted shares outstanding	43.2	39.0	43.9	39.8

Diluted pro forma operating earnings per share	$0.24	$-	$1.26	$0.21

Diluted GAAP earnings (loss) per share	$(0.86)	$(4.08)	$(0.19)	$(4.00)

Adjusted EBITDA Reconciliation

Adjusted EBITDA is not a financial measure prepared in accordance with GAAP. The Company defines Adjusted EBITDA as earnings before interest expense, income tax provision, depreciation and amortization, stock-based compensation expense, loss on store closings, litigation settlements, and other items described below. The Company presents Adjusted EBITDA as an indication of operating performance, as well as its ability to service its future debt and capital expenditure requirements. Adjusted EBITDA does not indicate whether the Company’s cash flow will be sufficient to fund all of its cash needs. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other measures of operating performance or liquidity determined in accordance with GAAP. Not all companies calculate Adjusted EBITDA in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on the Company’s Unaudited Consolidated Statements of Operations to Adjusted EBITDA (dollars in millions):

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2013	2014	2013	2014
Income (loss) before income taxes	$(35.7)	$(152.9)	$12.5	$(138.2)
Add:
Depreciation and amortization	12.6	11.0	38.7	32.3
Interest expense, net	28.4	27.1	91.3	85.0
Stock based compensation expense	3.0	2.5	9.3	7.2
Unrealized foreign exchange (gain) loss	2.1	18.6	0.4	8.3
Net provision on revaluation of pawned gold inventory	-	(2.1)	-	(3.3)
Goodwill and other intangible assets impairment charge	31.1	127.3	36.6	127.3
Gain on sale of subsidiary	-	-	-	(1.6)
Provision for litigation settlements	-	0.1	2.7	0.1
Refinancing costs	-	0.1	-	2.3
Acquisition costs expensed	0.9	0.3	1.8	0.7
Restructuring and other related charges	7.0	-	7.0	-
Other items, net	5.7	3.7	4.9	4.1

Adjusted EBITDA	$55.1	$35.7	$205.2	$124.2

DFC GLOBAL CORP.
UNAUDITED STORE DATA

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2013	2014	2013	2014
De novo Store Builds
United States	0	1	0	1
Canada	0	0	4	2
United Kingdom	11	0	30	6
Poland	5	1	16	1
Romania	0	0	0	0
Spain	4	2	7	3
Sweden	0	0	0	0
Finland	0	0	0	0

Total	20	4	57	13

Acquired Stores
United States	0	0	0	0
Canada	2	0	4	0
United Kingdom	0	0	31	15
Poland	0	0	0	0
Romania	0	0	0	0
Spain	0	1	0	28
Sweden	0	0	0	0
Finland	0	0	0	0

Total	2	1	35	43

Closed Stores
United States	6	0	11	0
Canada	5	0	5	0
United Kingdom	0	2	1	5
Poland	0	0	0	0
Romania	0	0	0	0
Spain	0	0	0	0
Sweden	0	0	0	0
Finland	0	0	0	0

Total	11	2	17	5

Ending Company-Operated Stores
United States	293	293	293	293
Canada	477	481	477	481
United Kingdom	575	594	575	594
Poland	25	29	25	29
Romania	0	32	0	32
Spain	15	61	15	61
Sweden	22	22	22	22
Finland	13	13	13	13

Total Ending Company-Operated Stores	1,420	1,525	1,420	1,525

Ending Franchise/Agent Stores
Canada	10	10	10	10
U.K.	27	0	27	0

Total Ending Franchise/Agent Stores	37	10	37	10

Total Ending Store Count	1,457	1,535	1,457	1,535